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                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


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
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

                          LOCAL FINANCIAL CORPORATION
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                (Name of Registrant as Specified In Its Charter)

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                                                                  April 11, 2001


                         FIRST QUARTER RESULTS REPORTED

         Local Financial Corporation announced earnings for the first quarter ended on March 31, 2001, of $6.8 million, an increase of 13.3 percent over the same period in 2000. Basic earnings per share increased to $0.33 from $0.29 for the first quarter of last year. The Company reported an annualized return on assets of 1.09 percent, and a return on equity of 17.3 percent. Local's net interest margin increased to 3.44 percent and the efficiency ratio was 56 percent. Net income for the quarter increased by 32.6 percent after accounting for the extraordinary item represented by the purchase and retirement of senior notes in March of last year.



                                                           For the Three Months Ended March 31,
                                                        ----------------------------------------
                                                            2001             2000      % Change
                                                        ------------     ------------  ---------
Interest Income                                         $     48,891     $     45,800        6.7%
Interest Expense                                              28,246           26,762        5.5
                                                        ------------     ------------

   NET INTEREST INCOME                                        20,645           19,038        8.4

Provision for Loan Losses                                        750              500       50.0

Noninterest Income                                             4,601            4,265        7.9
Noninterest Expense                                           14,450           13,442        7.5
                                                        ------------     ------------

   INCOME BEFORE TAXES AND
     EXTRAORDINARY ITEM                                       10,046            9,361        7.3

Tax Provision                                                  3,271            3,381       (3.3)
                                                        ------------     ------------

   INCOME BEFORE
     EXTRAORDINARY ITEM                                        6,775            5,980       13.3

Extraordinary Item - Purchase and
   Retirement of Senior Notes, net of tax                         (3)            (871)        --
                                                        ------------     ------------

   NET INCOME                                           $      6,772     $      5,109       32.6%
                                                        ============     ============

Earnings per Share Before Extraordinary Item:
   Basic                                                $       0.33     $       0.29       13.8%
   Diluted                                                      0.32             0.29       10.3

Earnings per Share - Net Income:
   Basic                                                $       0.33     $       0.25       32.0%
   Diluted                                                      0.32             0.25       28.0

Average Shares Outstanding:
   Basic                                                  20,538,853       20,537,209
   Diluted                                                21,131,920       20,769,374
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         The 8.4 percent increase in net interest income shown above, results primarily from the Bank's successful commercial lending activities. In addition, funding costs continue to benefit from increases in transaction accounts. Edward
A. Townsend, Chairman and CEO, said, "We are extremely pleased to announce strong first quarter earnings. We expect 2001 to be a good year as we continue building a significant statewide banking franchise in Oklahoma."

         Loans totaled $1.9 billion, an increase of $150 million or 8.6 percent from the same period last year while Local's asset quality, our most important objective, remained high. Nonperforming assets amounted to $9.3 million and represented 0.36 percent of total assets which compares favorably with peers.
"We take great pride in the diligence incorporated into our lending processes and the experience of our credit management team," commented Mr. Townsend.

         Demand deposits totaled $608 million as of March 31, 2001, an increase of $124 million or 25.6 percent over the same period last year, as a result of new consumer and commercial transaction accounts. The Bank's Operations Center, opened in 1999, continues to enhance system capabilities with state-of-the-art software and cash management product offerings. These capabilities include a new branch retail platform system designed to facilitate more efficient services to our growing customer base. Internet banking for commercial customers provided through LocaLink is fully operational and is being utilized by a significant number of companies. The Bank is also testing a complete suite of Internet banking products for consumers which will become fully operational by July 1, 2001. In addition to the increase in demand deposits, corporate sweep accounts, carried as "Securities sold under agreements to repurchase," totaled $48 million, and represent core relationships. "We continue to center growth strategies around the principle that Oklahoma banking customers want relationship-oriented bankers," restated Mr. Townsend.

         Local Financial is the parent company of Local Oklahoma Bank, N.A.
which operates 51 branches across Oklahoma with particular emphasis on the state's three largest markets. Total deposits at March 31, 2001, in these key markets were $729 million in Oklahoma City, $450 million in Tulsa, and $193 million in Lawton.